LightPath Technologies Announces Preliminary Fourth Quarter Fiscal 2013 Financial Results

Fourth Quarter Unit Volume Grows 61%

ORLANDO, Fla., July 25, 2013 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) (the "Company", "LightPath" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and assemblies, announced today its preliminary financial results for the fourth quarter ended June 30, 2013.

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The Company reported preliminary revenue of $3.13 million for the fourth quarter of fiscal 2013, an increase of 10% over the fiscal third quarter of 2013 and an increase of 1%, as compared to the fourth quarter of last year.

Cash on hand as of June 30, 2013 was approximately $1.57 million, an increase of 12% as compared to approximately $1.40 million on March 31, 2013.

Backlog scheduled to ship within the next 12 months was $4.14 million as of June 30, 2013.

Jim Gaynor, President and Chief Executive Officer of LightPath, stated, "LightPath is growing its business in new markets at a rapid pace as indicated by our 61% increase in unit volume in the fourth quarter of fiscal 2013 compared to the fourth quarter last year and a 30% unit volume increase in the fourth quarter of fiscal 2013 compared to the third quarter of fiscal 2013. As previously disclosed, we have been successfully penetrating high volume lower price applications and are experiencing a corresponding change in our operating performance. While our revenue has grown, our unit volume and gross margins have grown dramatically. Our average sales price on precision molded optics was approximately 21% lower in the fourth quarter of fiscal 2013 as compared to the fourth quarter of fiscal 2012, which was offset by the 61% increase in unit volume and 41% decrease in our cost of products sold."

Mr. Gaynor continued, "Our focus remains to grow our revenue and increase our operating cash flow. The execution of strategies aligned with our focus has resulted in our cash balance increasing by 12% in the most recent quarter. As we look forward, we believe we have positioned the Company for continued, long term growth for both of these metrics. We believe we will be supported by the optical market which is at the beginning of a multi-year growth cycle driven by four major themes: expansion of cloud computing, video distribution moving to digital technology, expansion of wireless broadband and machine-to-machine communications. LightPath has the products to participate in the opportunities and applications being created by these growth themes."

About LightPath Technologies

LightPath (NASDAQ: LPTH) manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company does not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contacts:
Dorothy Cipolla, CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
jdarrow@darrowir.com
631-367-1866